Summary of Oral Agreements Between Andrii Guzii and Strong Solutions Inc. (“The Company”)

Agreement to Advance Funds:

Mr. Guzii has orally agreed to advance funds to the company in the amount of $25,000 in the event that the company should need additional capital to continue operations. In the alternative, Mr. Guzii has orally committed to loan the company construction equipment valued at $25,000 to be used in the company’s equipment rental business if that will be more helpful to the company. However, Mr. Guzii is only obligated to provide one of the aforementioned advances. If the company does require this advance from Mr. Guzii, he shall retain sole discretion over which loan to give the company.

Agreement to Lease Executive Office Space:

Mr. Guzii has orally agreed to lease office space to the company for their principal operations. Mr. Guzii has agreed to lease the space of approximately 300 square feet to the company at no cost for a term of one year. Upon expiration of the lease, Mr. Guzii shall have the option to pursue another tenant or renew the lease agreement with the company on the same terms.